EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Deirdre Blackburn (610) 293-0600

SAFEGUARD ANNOUNCES FILING OF REGISTRATION STATEMENT ON FORM S-3

Wayne, PA, April 23, 2004 — Safeguard Scientifics, Inc. (NYSE: SFE), a leader in developing companies primarily in the information technology and healthcare life sciences areas, today announced that it has filed a registration statement on Form S-3 with the Securities & Exchange Commission relating to the resale by selling security-holders of its 2.625% convertible senior debentures due 2024, and the common stock issuable upon conversion of the debentures. As previously announced, the debentures were originally issued in February 2004 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Safeguard will not receive any proceeds from the resale by the selling security-holders of the debentures or the shares of common stock issuable upon conversion of the debentures.

The registration statement relating to these securities has been filed with the Securities & Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Safeguard

Safeguard Scientifics (NYSE:SFE) is a company that seeks to create long-term value by taking controlling interests primarily in information technology and healthcare life sciences companies and developing them through superior operations and management support. Safeguard’s existing strategic companies focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. For more information, visit www.safeguard.com.

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NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.